Exhibit 99.1

Investar Holding Corporation Announces Additional Authorization under Share Repurchase Program

Baton Rouge, La., May 19, 2021 (GLOBE NEWSWIRE) – Investar Holding Corporation (the “Company”) (Nasdaq:ISTR), the holding company of Investar Bank, National Association (the “Bank”), announced that the Board of Directors has authorized the repurchase of an additional 200,000 shares of the Company’s common stock under the Company’s stock repurchase program, in addition to the 315,240 shares currently available for repurchase under the program. The 200,000 additional shares are authorized for repurchase through July 31, 2021, and represent approximately 2% of the Company’s outstanding common stock.

The Company plans to repurchase its shares in open market transactions from time to time or through privately negotiated transactions in accordance with federal securities laws, at the Company’s discretion. The repurchase program, which has no expiration date, may be suspended or terminated at any time.

The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of the Company’s common stock, securities laws and other regulatory restrictions, potential alternative uses for capital, and market and economic conditions. Repurchased shares will become treasury shares and may be reissued in connection with the Company’s stock incentive plan, other compensation programs, other transactions, or for other corporate purposes. The repurchase program does not obligate the Company to repurchase any shares and will remain in effect until fully utilized or until modified, suspended or terminated.

About Investar Holding Corporation

Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 34 branch locations serving Louisiana, Texas and Alabama. At March 31, 2021, the Bank had 319 full-time equivalent employees and total assets of $2.4 billion.

Forward-Looking Statements

This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events. Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.

We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com